                                  EXHIBIT 12.2
               PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS


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                                                                 Year ended December 31,
                             ----------------------------------------------------------
(dollars in thousands)             1994        1993        1992        1991        1990
- ---------------------------------------------------------------------------------------
Earnings:
  Net income                 $1,007,450  $1,065,495  $1,170,581  $1,026,392  $  987,170
  Company's equity in
    undistributed loss
    (earnings) of
    unconsolidated
    affiliates                        -           -      (3,349)     26,671      (2,799)
  Income tax expense            836,767     901,890     895,126     851,534     881,647
  Net fixed charges             759,414     730,708     758,333     760,957     788,889
                             ----------  ----------  ----------  ----------  ----------
      Total Earnings         $2,603,631  $2,698,093  $2,820,691  $2,665,554  $2,654,907
                             ==========  ==========  ==========  ==========  ==========
Fixed Charges:
  Interest on long-
    term debt                $  673,495  $  642,408  $  696,765  $  682,811  $  677,476
  Interest on short-
    term debt                    83,053      87,819      61,182      77,760     110,982
  Interest on capital
    leases                        1,758       1,737       1,737       1,737       1,737
                             ----------  ----------  ----------  ----------  ----------
    Total Fixed Charges         758,306     731,964     759,684     762,308     790,195
                             ----------  ----------  ----------  ----------  ----------
Preferred Stock Dividends:
  Tax deductible dividends        4,672       4,814       5,136       5,136       5,136
  Pretax earnings required
    to cover non-tax
    deductible preferred
    stock dividend
    requirements                 96,039     108,937     130,147     154,404     175,881
                             ----------  ----------  ----------  ----------  ----------
    Total Preferred
      Stock Dividends           100,711     113,751     135,283     159,540     181,017
                             ----------  ----------  ----------  ----------  ----------
  Total Combined Fixed
    Charges and
    Preferred Stock
    Dividends                $  859,017  $  845,715  $  894,967  $  921,848  $  971,212
                             ==========  ==========  ==========  ==========  ==========
Ratios of Earnings to
  Combined Fixed
  Charges and Preferred
  Stock Dividends                  3.03        3.19        3.15        2.89        2.73
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
Note: For the purpose of computing the Company's ratios of earnings to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for the Company's equity in undistributed earnings or loss of unconsolidated affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" consist of interest on short-term and long-term debt (including amortization of bond premium, discount and expense; and excluding interest on decommissioning trust funds [for which an equal amount of interest income is recorded] and amortization of the gain or loss on reacquired debt securities) and interest on capital leases (including capitalized interest). "Preferred stock dividends" represent the sum of requirements for preferred stock dividends that are deductible for federal income tax purposes and requirements for preferred stock dividends that are not deductible for federal income tax purposes increased to an amount representing pretax earnings which would be required to cover such dividend requirements.